SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On February 16, 2010, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Pioneer Natural Resources Company (the “Company”) took the following actions with regard to the compensation of the Company’s “named executive officers” (the executive officers of the Company for whom disclosure was required in the Company’s proxy statement for its 2009 Annual Meeting of Stockholders):

1.    The Committee determined not to increase the base salaries of the NEOs for 2010 compared to 2009.

2.    The Committee approved the payment of cash bonuses to the named executive officers, based on the Committee’s assessment of 2009 performance, as follows:

Named Executive Officer	Amount of 2009 Cash Bonus
Scott D. Sheffield	$1,051,600
Timothy L. Dove	$573,480
Richard P. Dealy	$448,630
Mark S. Berg	$293,280
Jay Still	$284,700

3.    The Committee established targets for the Company’s named executive officers for 2010 bonuses payable in 2011 under the Company’s Annual Incentive Bonus Plan, as described below. The 2010 bonus target is shown as a percentage of 2010 base salary, and the actual amount paid may be at, above or below the target level:

Named Executive Officer	2010 Bonus Target
Scott D. Sheffield	100%
Timothy L. Dove	95%
Richard P. Dealy	85%
Mark S. Berg	70%
Jay Still	70%

The award of 2010 bonuses will be based on the Committee’s subjective evaluation of the Company’s performance, taking into account industry conditions and certain pre-established financial and operational goals, including objectives for oil and gas production, operating and general and administrative expense levels, year-end indebtedness, finding costs, reserve replacement, return on equity and performance in the areas of safety and environmental. The Compensation Committee also considers changes in the Company’s net asset value per share in making its discretionary determination of final bonus awards.

4. The Committee made awards of restricted stock, performance units and stock options under the Company’s 2006 Long-Term Incentive Plan to the named executive officers, as follows.

Named Executive Officer	Number of Restricted Shares Awarded	Target Number of Performance Units Awarded	Number of Shares Underlying Options Awarded
Scott D. Sheffield	45,156	28,222	44,000
Timothy L. Dove	25,246	12,623	19,680
Richard P. Dealy	12,315	7,697	12,000
Mark S. Berg	9,134	4,567	7,120
Jay Still	8,108	4,054	6,320

  Performance units entitle the recipient to the payment of shares if, and only if, the performance of the Company’s common stock relative to that of the Company’s peers ranks the Company above a “threshold” level. Payouts can range from zero percent to 250 percent of the target number of performance units depending on the Company’s relative ranking. Dividends declared during the performance period will be paid at the end of the three-year performance period only on shares delivered for earned units up to a maximum of target shares. Vesting of unearned performance units accelerates upon a change in control.

     The restricted stock awards will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company.  The vesting of restricted stock accelerates upon a change in control.

                 The stock options will vest on the third anniversary of the date of grant, provided the officer remains employed with the Company.  The options have a ten-year term with an exercise price of $47.10,  the most recently reported closing price of the Company’s common stock as of the date immediately prior to the date of grant. Upon the occurrence of a change in control, the options will become immediately exercisable

     The Committee also determined to recommend to the Board of Directors of the general partner of Pioneer Southwest Energy Partners L.P. (the “Partnership”) that the general partner’s board approve the grant of phantom units to Messrs. Sheffield and Dealy that, upon vesting, would entitle the recipient to receive common units of the Partnership. The Committee recommended that Mr. Sheffield be granted 24,144 phantom units and that Mr. Dealy be granted 6,585 phantom units, and that the phantom units provide that they would vest on the third anniversary of the date of grant, provided the officer remains employed with the general partner or any of its affiliates, including the Company. The Partnership is a publicly-traded limited partnership formed by the Company to own and acquire oil and gas assets in its area of operations. The Company owns a 61.9 percent limited partner interest in the Partnership and the general partner is a wholly-owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Frank W. Hall
Frank W. Hall,
Vice President and Chief Accounting Officer

Dated: February 22, 2010